EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/08/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Tara Handy, 630-623-7293

McDONALD’S MOMENTUM CONTINUES;
GLOBAL COMPARABLE SALES INCREASED 4.8% IN APRIL

•	U.S. comparable sales increased 3.5%

•	Europe comparable sales increased 3.5%

•	Asia/Pacific, Middle East & Africa comparable sales increased 10.3%

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 4.8% in April. Systemwide sales for McDonald's restaurants worldwide increased 9.6% for the month, 6.0% in constant currencies.
McDonald's Chief Executive Officer Jim Skinner said, “The ongoing strength of our performance reflects the success of our efforts to make McDonald’s a relevant and convenient eating-out choice for customers worldwide.”
In the U.S., McDonald’s market-leading breakfast menu, popular Happy Meals and the ongoing success of the Snack Wrap contributed to comparable sales rising 3.5%.
The momentum of McDonald’s European business continued in April with comparable sales up 3.5% against a strong prior year comparison. Leading this performance was robust sales growth in France and Russia, partially offset by results in Germany.
Comparable sales in Asia/Pacific, Middle East and Africa rose 10.3%, primarily due to strong performance in Japan and China. Initiatives such as extended hours, breakfast and locally relevant menu offerings helped drive the increase.
Skinner added, "We will continue to focus on being our customers’ favorite place and way to eat through the combined power of our menu’s variety and value, our comfortable, convenient restaurants and innovative marketing."

April Comparable Sales

	Month-to-Date		Year-to-Date
	2007	2006	2007	2006

McDonald’s Restaurants*	4.8	6.2	5.9	5.5
Major Segments:
U.S.	3.5	4.1	4.2	6.0
Europe	3.5	9.3	6.8	3.9
APMEA**	10.3	6.5	9.0	4.7

April Systemwide Sales
	Month-to-Date		Year-to-Date

Percent Increase	As Reported	Constant Currency	As Reported	Constant Currency

McDonald’s Restaurants*	9.6	6.0	10.1	7.0
Major Segments:
U.S.	4.2	4.2	4.9	4.9
Europe	15.3	4.4	18.0	7.7
APMEA**	16.1	13.1	13.2	11.5

* Excludes non-McDonald's brands
** Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of April 2007, this calendar shift/trading day adjustment consisted of one more Monday and one less Saturday compared with April 2006. The resulting adjustment varied around the world, ranging from approximately negative 1.0% to negative 1.8%.

Upcoming Communications
McDonald's Annual Shareholders’ Meeting will be webcast live on May 24, 2007 at 9:00 a.m. Central Time on www.investor.mcdonalds.com. An archived replay and podcast of the meeting will be available for a limited time.

McDonald’s tentatively plans to release May sales on June 8, 2007.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 70% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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